EXHIBIT 10.12

REVOLVING CREDIT and Letter of Credit Support AGREEMENT

THIS REVOLVING CREDIT AND LETTER OF CREDIT SUPPORT AGREEMENT is dated November 15, 2013, among AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation (“Parent”), AXION INTERNATIONAL, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“AXI”), AXION Recycled Plastics Incorporated, an Ohio corporation and a wholly-owned subsidiary of AXI (“Axion Recycling” and together with Parent and AXI, each a “Borrower” and collectively, “Borrowers”), as borrowers, and the lenders identified on the signature page hereto (each, a “Lender” and collectively, “Lenders”).

RECITAL

WHEREAS, Borrowers and Lenders have agreed to enter into a loan facility under which Lenders will lend up to $2,500,000 to Borrowers, on a revolving basis, including providing letter of credit support to Borrowers of up to $500,000, pursuant to the terms and conditions set forth herein and in the documents and instruments entered into in connection herewith.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENTS

Section 1.    Definitions.

1.1.            Capitalized Terms. For the purposes of this Agreement (as defined below), the following capitalized terms shall have the following meanings:

“Accounts” has the meaning ascribed to it in the UCC.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all Lenders.

“Agreement” means this Revolving Credit and Letter of Credit Support Agreement as the same may hereafter be amended from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor statute.

“Collateral” means and includes all Accounts and Inventory of Borrowers, whether now owned or hereafter acquired, together with (a) all books, records, ledger cards and other property pertaining to any of the foregoing; and (b) all products and proceeds of any of the foregoing, and all insurance proceeds related to any of the foregoing, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing and any cash, negotiable instruments and other instruments of money, chattel paper, security agreements or other documents.

“Common Stock” means shares of Parent’s common stock, no par value.

“Credit Documents” means, collectively, this Agreement, the Notes and the Security Agreement.

“Credit Extension” means a borrowing of a Loan hereunder or the issuance or increase in the amount of a Letter of Credit issued on behalf of the LC Support Issuer pursuant to the terms hereof.

“Debt” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all capital lease obligations of such Person; (d) all obligations of others of the kind described in clauses (a), (b) or (c) hereof secured by a Lien on any asset or revenues of such Person or a subsidiary of such Person, whether or not such obligation is assumed by such Person or the subsidiary of such Person; (e) all obligations of others of the kind described in clauses (a), (b) or (c) hereof to the extent directly or indirectly guaranteed by such Person or a subsidiary of such Person or in respect of which such Person or a subsidiary of such Person is contingently or otherwise liable; and (f) all obligations of such Person, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances or similar instruments.

“Default” means any condition or event which constitutes an Event of Default or which would become an Event of Default with the giving of notice or lapse of time or both.

“Dollars” and “$” means dollars in lawful money of the United States of America.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“Government” means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any other nation (including, without limitation, any state, territory, federal district, municipality or political entity).

“Interest Rate” means Twelve Percent (12%) per annum.

“Inventory” has the meaning ascribed to it in the UCC.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the Maximum LC Drawing Amount.

“LC Sublimit” means $500,000.

“LC Support Issuer” means MLTM Lending, LLC, a Maryland limited liability company.

“Letter of Credit” means any letter of credit issued on behalf of the LC Support Issuer at the application and for the account of a Borrower in support of such Borrower’s payment obligations with respect to any of its vendors, lessors or otherwise.

“Lien” means, with respect to any asset, any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind.

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“Loan” means a Revolving Credit Loan.

“Matured LC Obligations” means all amounts paid by the LC Support Issuer on drafts or demands for payment drawn or made or purported to be made under any Letter of Credit and all other amounts due and owing to the LC Support Issuer under any application for any Letter of Credit, to the extent the same have not been repaid to the LC Support Issuer.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in, or material adverse effect on, the business, results of operations, operations, financial condition, cash flows or assets of a Borrower, or on the ability of a Borrower to perform its obligations hereunder or under the Credit Documents or on the ability of Lenders to enforce the terms of any of the Credit Documents.

“Maturity Date” means December 31, 2015.

“Maximum LC Drawing Amount” means, at the time in question, the sum of the maximum amounts which the LC Support Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Note” and “Notes” means a Revolving Credit Note and all of the Revolving Credit Notes, respectively, as the same may hereafter be amended from time to time.

“Percentage Share” means the percentage obtained by dividing each Lender’s Revolving Commitment over the Aggregate Revolving Commitment.

“Permitted Liens” has the meaning set forth in the Security Agreement.

“Person” means any individual, corporation, partnership, association, trust or other entity or organization, including a Government.

“Post-Default Rate” means Fifteen Percent (15%) per annum.

“Principal Market” means the OTC Bulletin Board unless and until the Common Stock is listed on an exchange in which event the Principal Market shall be such exchange.

“Required Lenders” means a Lender or Lenders whose aggregate Percentage Share exceeds fifty percent (50%).

“Revolving Commitment” means, with respect to each Lender, the sum of (y) the commitment of such Lender to make Revolving Credit Loans plus (z) as to Lender that is the LC Support Issuer, the LC Sublimit, as the same may be reduced hereunder from time to time. The amount of each Lender’s Revolving Commitment on the date here is set forth on Schedule 1.

“Revolving Credit Loans” has the meaning set forth in Section 2.1 hereof.

“Revolving Credit Note” has the meaning set forth in Section 2.2 hereof.

“Secured Obligations” means all loans, advances, indebtedness and each and every other obligation or liability of Borrowers to any Lender under this Agreement.

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“Security Agreement” means the Security Agreement dated concurrently herewith executed and delivered by Borrowers to Lenders, as the same may be hereafter amended from time to time.

“Taxes” means any taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., Maryland time).

“UCC” means the Uniform Commercial Code as enacted in the State of Maryland.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., Maryland time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Maryland time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., Maryland time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Maryland time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined by the Board of Directors of Parent in good faith. All determinations of Weighted Average Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

1.2.            Use of Proceeds. Parent, AXI and Axion Recycling shall use the proceeds of the Loan and shall ensure that all Letters of Credit are used for general working capital purposes in connection with the operation of their facilities located in Waco, Texas and Zanesville, Ohio, respectively.

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Section 2.    Revolving Credit Loans; Letters of Credit; Borrowing Procedure; Requesting Letters of Credit.

2.1.            Revolving Credit Loans. During the period from and including the date hereof to but excluding the Maturity Date, Lenders agree, on the terms and conditions set forth in this Agreement, to make one or more loans (the “Revolving Credit Loans”) to Borrowers in minimum draws of One Hundred Thousand Dollars ($100,000) and in an aggregate principal amount at any one time outstanding up to, but not exceeding, with respect to (a) all Lenders, the Aggregate Revolving Commitment and (b) each Lender, such Lender’s Revolving Commitment. Subject to the terms of this Agreement, during such period, Borrowers may borrow, repay and reborrow up to the amount of the Aggregate Revolving Commitment by means of Revolving Credit Loans.

2.2.            Revolving Credit Notes. The Revolving Credit Loans made by Lenders shall be evidenced by a promissory note of Borrowers issued to each Lender, in substantially the form attached hereto as Exhibit A (a “Revolving Credit Note”), dated the date hereof, payable to the order of such Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment. The date, amount and interest rate of each Revolving Credit Loan made by Lenders to Borrowers, and each payment made on account of the principal thereof, shall be recorded by Lenders on their books and records, such recordation to constitute conclusive evidence in the absence of manifest error of the amount of such Revolving Credit Loans and payments.

2.3.            Revolving Credit Loan Borrowing Procedure. A Borrower may request a Revolving Credit Loan by written notice to Lenders, via facsimile transmission, electronic mail or otherwise, no less than five (5) business days prior to the date such Borrower requests that such Revolving Credit Loan be advanced. With respect to any such request for a Revolving Credit Loan, each Lender shall make a Revolving Credit Loan in the amount equal to the product obtained by multiplying (y) such Lender’s Percentage Share times (z) the amount of the Revolving Credit Loan so requested, by wire transfer to an account designated by such Borrower. Notwithstanding any provision in this Agreement to the contrary, no Lender shall be obligated to make any disbursement or advance to a Borrower during the continuance of an Event of Default.

2.4.            Letters of Credit2.4.1.      . During the period from and including the date hereof to but excluding the Maturity Date, a Borrower may at any time request the LC Support Issuer to cause one or more Letters of Credit to be issued on its behalf, for the account of such Borrower, or to increase the amount of or otherwise amend or extend, one or more such Letters of Credit; provided that, after taking each such Letter of Credit into account, (a) the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit; (b) the aggregate amount of LC Obligations at such time plus the outstanding principal amount of all Revolving Credit Loans does not exceed the Aggregate Revolving Commitment; and (c) the expiration date of such Letter of Credit (as extended, if applicable) is prior to the Maturity Date.

2.5.            Requesting Letters of Credit2.5.1.      . A Borrower may request a Letter of Credit by written notice to the LC Support Issuer, via facsimile transmission, electronic mail or otherwise, no less than five (5) business days prior to the date such Borrower requests that such Letter of Credit be issued for its account. Notwithstanding any provision in this Agreement to the contrary, the LC Support Issuer shall not be obligated to have issued on its behalf, for the account of a Borrower, or increase the amount of or otherwise amend or extend, any Letter of Credit during the continuance of an Event of Default.

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Section 3.    Interest; Repayment and Reimbursement Obligations.

3.1.            Interest.

3.1.1.      Each Loan shall bear interest on the outstanding principal amount, for each day from the date such Loan is made until it becomes due, at a rate equal to the Interest Rate, of which:

(a)                four percent (4%) shall be paid in full by Borrowers in cash on the first business day of each month; and

(b)               eight percent (8%) shall be paid in full by Borrowers in shares of restricted Common Stock, on the first business day of each calendar quarter, each such share to be valued at a price equal to the average of the Weighted Average Price of a share of Common Stock for the twenty (20) consecutive Trading Days prior to such interest payment date, with any fractional shares rounded up to a whole share.

3.1.2.      Notwithstanding the provisions of the preceding Section 3.1.1, all unpaid principal of any Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum equal to the higher of (a) the rate in effect prior to such maturity or (b) the Post-Default Rate, with any such interest to be paid by a Borrower at its election in cash or shares of restricted Common Stock.

3.1.3.      Interest shall be calculated on the basis of a year of three hundred sixty (360) days consisting of twelve (12) months each consisting of thirty (30) days (including the first day but excluding the last day).

3.2.            Maturity of Revolving Credit Loans. Each Revolving Credit Loan shall mature, and the principal thereof, together with all accrued and unpaid interest, shall be due and payable, on the Maturity Date.

3.3.            Optional Prepayments and Reborrowings of Revolving Credit Loans•         .

3.3.1.      Borrowers may at any time and from time to time prepay the Revolving Credit Loans in whole or in part, together with all accrued and unpaid interest, without premium or penalty. Partial prepayments shall be in an aggregate principal amount of One Hundred Thousand Dollars ($100,000) or a whole multiple thereof.

3.3.2.      Subject to the terms and provisions of this Agreement and if a Borrower is not then in Default hereunder, Lenders will reloan to such Borrower such amounts as have been paid and applied on the principal balance of a Revolving Credit Loan prepaid pursuant to this Section.

3.4.            Reimbursement for Matured LC Obligations. Each Matured LC Obligation shall constitute a loan by the LC Support Issuer to Borrowers, and Borrowers promise to pay the LC Support Issuer, or to the LC Support Issuer’s order, on demand, the full amount of each Matured LC Obligation. The obligation of Borrowers to reimburse the LC Support Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement.

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3.5.            Termination or Reduction of Revolving Commitments. Borrowers shall have the right, upon not less than five (5) business days’ written notice to Lenders, to terminate the Revolving Commitments of Lenders or, from time to time, reduce the amount of the Revolving Commitments of Lenders; provided that (a) any such reduction shall be accompanied by prepayment of all of the Revolving Credit Loans then outstanding hereunder, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, that the sum of the aggregate amount of the Revolving Credit Loans made hereunder exceeds the amount of the Aggregate Revolving Commitment as then reduced; and (b) any such termination of the Revolving Commitments shall be accompanied by prepayment in full of all of the Revolving Credit Loans then outstanding hereunder, together with accrued interest thereon to the date of such prepayment.

3.6.            Maximum Rate. Notwithstanding any provision to the contrary in this Agreement or in any Revolving Credit Note, in no event shall the interest rate charged on the Loans exceed the maximum rate of interest permitted under applicable state and/or federal usury law. Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lenders under the applicable Revolving Credit Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

3.7.            Fees and Expenses.

3.7.1.      As consideration for the Revolving Credit Loans hereby extended, no later than November 29, 2013 with respect to the year ending December 31, 2013, and prior to each of December 31, 2014 and 2015, Parent shall issue to Lenders an aggregate of 200,000 shares of restricted Common Stock during each such calendar year, up to a total of 600,000 shares of restricted Common Stock, such shares to be allocated among Lenders as set forth on Schedule 1.

3.7.2.      As consideration for the LC Support Issuer causing one or more Letters of Credit to be issued on its behalf, for the account of a Borrower, such Borrower agrees to pay a letter of credit commission fee on the date hereof, and on each one (1) year anniversary of the date hereof prior to the Maturity Date, in the amount equal to (a) two percent (2%) of the LC Sublimit in cash and (b) shares of restricted Common Stock, with an aggregate value of four percent (4%) of the LC Sublimit, with each such share of Common Stock valued at a price equal to the average of the Weighted Average Price of a share of Common Stock for the twenty (20) consecutive Trading Days prior to the date of payment pursuant to this Section 3.7.2, with any fractional shares rounded up to a whole share.

3.7.3.      Borrowers shall pay all reasonable legal and accounting costs and expenses associated with the documentation of this Agreement and the other Credit Documents.

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Section 4.    Conditions Precedent.

4.1.            Initial Credit Extension. The obligations of Lenders to make their respective initial Credit Extension hereunder is subject to each of the following conditions precedent (including, without limitation, that each document to be received by Lenders shall be in form and substance reasonably satisfactory to Lenders):

4.1.1.      each Lender shall have received a Note duly executed and delivered by Borrowers;

4.1.2.      Lenders shall have received the duly executed Credit Documents (other than the Notes);

4.1.3.      Lenders shall have received copies of filed UCC-1 financing statements with respect to the Collateral, in proper form for filing in Colorado with respect to Parent and in Ohio with respect to Axion Recycling to perfect Lenders’ Liens on the Collateral; and

4.1.4.      Lenders shall have received such other certificates, documents and instruments relating to the transactions contemplated hereby as Lenders or counsel to Lenders may reasonably request.

4.2.            Initial and Subsequent Credit Extensions. The obligations of Lenders to make each of their respective Credit Extensions (including, without limitation, the making of the initial Credit Extension) is subject to the further conditions precedent that, both immediately prior to such Credit Extension and after giving effect thereto:

4.2.1.      no Default shall have occurred and be continuing; and

4.2.2.      the representations and warranties made by Borrowers herein shall be true and complete on and as of the date of the making of such Credit Extension with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date).

Each request for a Credit Extension by a Borrower hereunder shall constitute a certification by such Borrower to the effect set forth in Sections 4.2.1 and 4.2.2 above.

Section 5.    Representations and Warranties. Each Borrower represents and warrants to Lenders:

5.1.            Existence. Such Borrower (a) is a corporation, duly organized and validity existing under the laws of the jurisdiction of its formation; (b) has all requisite corporate power and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2.            Financial Condition. All financial statements and information relating to Parent which have been filed with the United States Securities and Exchange Commission is materially true and correct as of the date filed and has been prepared in accordance with past practices consistently applied.

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5.3.            Litigation. There are no proceedings by or before any governmental or regulatory authority or agency now pending or (to the knowledge of such Borrower) threatened against such Borrower which, if adversely determined, would reasonably likely to have a Material Adverse Effect.

5.4.            No Violation. The execution, delivery and performance by such Borrower of any of the Credit Documents shall not contravene any law or any governmental rule or order binding on such Borrower or its articles of incorporation or bylaws, nor violate any agreement or instrument by which such Borrower is bound, nor result in the creation of a Lien on any assets of such Borrower except the Lien granted to Lenders herein and Permitted Liens. No notice to, or consent by, any governmental body is needed in connection with this transaction.

5.5.            Borrower Action. Such Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and the execution, delivery and performance thereof by such Borrower has been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validity executed and delivered by such Borrower and constitutes, and each of the Credit Documents to which such Borrower is a party when executed and delivered by such Borrower will constitute, the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

5.6.            Approvals. Except for any filings under applicable securities laws, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by such Borrower of the Credit Documents to which it is a party or for the validity or enforceability thereof.

5.7.            Taxes. Such Borrower has filed, or caused to be filed, all material tax and informational returns that are required to have been filed by it in any jurisdiction, and has paid all material Taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable (other than those Taxes (a) that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes; or (b) with respect to which failure to pay the same could not reasonably be expected to have a Material Adverse Effect) and, to the extent such Taxes are not due, has established reserves therefor by allocating amounts that are adequate for the payment thereof and are required by GAAP.

5.8.            Compliance with Laws. Such Borrower is in compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon such Borrower by any law or by a governmental authority, court or agency, except to the extent the failure to so comply would not have a Material Adverse Effect.

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Section 6.    Covenants. Until the later of (a) the Maturity Date; (b) the date the Aggregate Revolving Commitment is no longer in effect; or (c) the date payment in full of all Secured Obligations has been made:

6.1.            Litigation. Each Borrower will promptly give Lenders notice of:

6.1.1.      all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of any such proceeding, affecting such Borrower, except proceedings which, if adversely determined, would not have a Material Adverse Effect; or

6.1.2.      the issuance by any United States Federal or state court or any United States Federal or state regulatory authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of Credit Extensions, or the institution of any litigation or similar proceedings seeking any such injunction, order or other restraint.

6.2.            Existence, Etc. Each Borrower will:

6.2.1.      preserve and maintain its corporate existence and all of its material licenses, rights, privileges, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law;

6.2.2.      comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse Effect;

6.2.3.      pay and discharge all Taxes imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Taxes the payment of which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

6.2.4.      maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and

6.2.5.      keep proper books of record and account in accordance with GAAP, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of Lenders, during normal business hours and upon reasonable prior notice, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers and independent public accountants (and by this provision such Borrower authorizes said accountants to discuss its business and affairs with such representatives), all to the extent reasonably requested by the Lender; and

6.2.6.      immediately notify Lenders of the occurrence of any event which has a Material Adverse Effect on its financial condition or business prospects.

6.3.            Use of Proceeds. Each Borrower will use the proceeds of the Loans as provided in Section 1.2.

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Section 7.    Events of Default.

7.1.            Events of Default. The occurrence and continuance of any one or more of the following events shall be an “Event of Default” under this Agreement:

7.1.1.      a Borrower shall default in the payment when due of any amounts owing under Sections 3.2, 3.3 or 3.4;

7.1.2.      a Borrower shall default in the payment when due of interest on any Loan or any fee or other amount payable under any Credit Document and such default shall continue unremedied for ten (10) days or more;

7.1.3.      any representation, warranty or certification made or deemed made by a Borrower in any Credit Document or in any certificate, document or other written statement furnished to Lenders pursuant to the provisions thereof, shall prove to have been materially false or misleading as of the time made or deemed made in any material respect;

7.1.4.      a Borrower shall default in the performance of any of its obligations in this Agreement in any material respect;

7.1.5.      a Borrower shall default in the performance of any of their respective obligations under any of the Credit Documents (other than this Agreement) in any material respect after giving effect to any applicable grace period;

7.1.6.      a Borrower shall admit in writing its inability to pay its Debts as such Debts become due;

7.1.7.      a Borrower shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (b) make a general assignment for the benefit of its creditors; (c) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect); (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of Debts; (e) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code; or (f) take any action for the purpose of effecting any of the foregoing;

7.1.8.      a proceeding or case shall be commenced, without the application or consent of a Borrower, in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its Debts; (b) the appointment of a trustee, receiver, custodian, liquidator or the like of such Borrower or all or any substantial part of its respective assets; or (c) similar relief in respect of such Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of Debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) or more days; or an order for relief against such Borrower shall be entered in an insolvency case under the Bankruptcy Code; or

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7.1.9.      the Liens created by the Credit Documents shall at any time not constitute valid and perfected Liens on the Collateral described therein (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of Lenders, or any of the provisions hereof shall at any time cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested by a Borrower.

7.2.            Remedies. Upon the occurrence of any Event of Default, the Required Lenders may do any or all of the following:

7.2.1.      cancel the Aggregate Revolving Commitment and/or declare the principal of all amounts owing under this Agreement and the other Credit Documents and all other indebtedness of Borrowers to Lenders, together with accrued and unpaid interest thereon, to be forthwith due and payable, regardless of any other specified maturity or due date, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, and without the necessity of prior recourse to any security;

7.2.2.      implement any or all remedies available to Lenders under or in connection with the Credit Documents;

7.2.3.      if the Event of Default may be cured by Lenders by taking actions or making payments of money, the Required Lenders shall have the right (but not the obligation) to take such actions (including without limitation the retention of attorneys and the commencement or prosecution of actions on their own behalf or on behalf of Borrowers), make such payments and pay for the costs of such actions (including without limitation reasonable attorneys’ fees and disbursements and court costs) from their own funds; provided, that the taking of such actions at Lenders’ expense or the making of such payments out of Lenders’ own funds shall not be deemed to cure such Event of Default, and the same shall not be so cured unless and until Borrowers shall have reimbursed Lenders for such payment, together with interest at the Post-Default Rate from the date of such payment until the date of reimbursement. If Lenders advance their own funds for such purposes, such funds shall be secured by the Credit Documents, notwithstanding that such advances may cause the total amount advanced thereunder to exceed the amount committed to be advanced pursuant to this Agreement, and Borrowers shall immediately upon demand reimburse Lenders therefore with interest at the Post-Default Rate, from the date of such advance until the date of reimbursement;

7.2.4.      exercise any and all rights under the Credit Documents, or otherwise as a secured creditor, including, without limitation, foreclosing any security, and exercising any other rights with respect to security whether under the Credit Documents or any other agreement or as provided by law, all in such order and in such manner as the Required Lenders in their sole discretion may determine; and

7.2.5.      in the case of the occurrence of an Event of Default referred to in Sections 7.1.7 or 7.1.8, the Revolving Commitment of each Lender shall automatically be cancelled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrowers hereunder, including with respect to the Matured LC Obligations and under the Notes, shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrowers.

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7.3.            Other Amounts Deemed Loans. If a Borrower fails to pay any material Taxes within the time permitted, or fails to comply with any other obligation, the Required Lenders may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of such Borrower, and to the extent permitted by law and at the option of the Required Lenders, all monies so paid by the Required Lenders on behalf of such Borrower shall be deemed Secured Obligations.

7.4.            Cumulative Remedies. All remedies of Lenders provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in any of the other Credit Documents, or provided by law from time to time. The exercise of any right or remedy by Lenders hereunder shall not in any way constitute a cure or waiver of default hereunder or under this Agreement or the other Credit Documents, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lenders in the exercise of any rights hereunder or under the other Credit Documents, unless in the exercise of said right, Lenders realize all amounts owed to them under the Credit Documents and all Events of Default are cured.

Section 8.    Miscellaneous.

8.1.            Appointment and Authority. Each Lender hereby irrevocably appoints MLTM Lending, LLC (“MLTM”) as such Lender’s attorney-in-fact, in the name of such Lender or otherwise to, take any and all actions with respect to this Agreement and the other Credit Documents as MLTM may so elect from time to time, including but not limited to actions (i) to execute and deliver in the names of Lenders such instruments, documents, statements and amendments thereto as may be necessary or appropriate to perfect or continue the perfection of the Lien granted in the Security Agreement or to evidence or provide for the termination of such Lien, including the filing, or the authorization of the filing, of any termination statements; (ii) following the occurrence of an Event of Default, and upon the election of the Required Lenders, to exercise any and all rights and remedies of Lenders under this Agreement; and (iii) to do all other acts and things necessary to carry out the purposes of this Agreement and the other Credit Documents, in each case as fully and completely as though MLTM was the absolute owner of the Collateral for all purposes. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of the Required Lenders. Each Lender severally, and not jointly, hereby holds MLTM harmless from, and agrees to indemnify MLTM in respect of, any claim, obligation or liability (including without limitation reasonable attorneys’ fees and expenses) arising out of any action by MLTM in its capacity as attorney-in-fact for Lenders other than any claim, obligation or liability solely and directly resulting from MLTM’s gross negligence, willful misconduct or intentional breach of this Agreement.

8.2.            Waiver. No failure on the part of Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the other Credit Documents operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the other Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

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8.3.            Notices. Except as otherwise expressly provided herein, any notice or other communication in connection with this Agreement must be in writing and must be sent by United States certified mail, return receipt requested, postage prepaid, by a nationally recognized overnight courier guaranteeing next day delivery, by facsimile transmission, or by personal delivery, properly addressed as follows:

If to a Borrower, to:

Axion International Holdings, Inc.

Axion International, Inc.

180 South Street

Suite 104

New Providence, NJ 07974

Attention: Donald Fallon, CFO

Facsimile: (908) 542-0999

and

Axion Recycled Plastics Incorporated

4005 All American Way

Zanesville, OH 43702

Attention: Donald Fallon, CFO

with a copy to:	Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1200 McLean, VA 22102 Attention: Mark Wishner, Esq. Facsimile: (703) 714-8359
If to Lenders, to:	Samuel G. Rose 5301 Wisconsin Avenue, N.W. Suite 510 Washington, DC 20015 Attention: Samuel G. Rose Facsimile: (202) 686-3617
and to:	MLTM Lending, LLC 4922 A St. Elmo Ave. Bethesda, MD 20814 Attention: Terry Mackinnon Facsimile: (301) 907-8706
with a copy to:	Shreve Bowersox, PC 10790 Symphony Park Drive N. Bethesda, MD 20852 Attention: Tom Bowersox Facsimile: (301) 652-9834

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All notices will be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing nationwide next day delivery (e.g., UPS or FedEx), and on the same day if sent by personal delivery or by facsimile transmission (with proof of transmission). Attorneys for each party will be authorized to give notices for each such party. Any party may change its address for the service of notice by giving written notice of such change to the other parties in any manner above specified.

8.4.            Amendments, Etc. Except as otherwise expressly provided herein, any provision of this Agreement may be amended or modified only by an instrument in writing signed by Borrowers and the Required Lenders, and any provision of this Agreement may be waived by the Required Lenders.

8.5.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6.            Assignments and Participations. No party may assign its rights or obligations hereunder or under any other Credit Document without the prior consent of each other party.

8.7.            Further Assurances. Borrowers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonable necessary from time to time to give effect to the Credit Documents and the transactions contemplated thereby.

8.8.            Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

8.9.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

8.10.        Confidential Information. Each Lender acknowledges that the information it will receive under this Agreement is confidential and has been (or will be) prepared solely for such Lender’s private and confidential use and is not to be used for any purpose other than in connection with this Agreement. By accepting this information, now and in the future, each Lender agrees with Borrowers to maintain such confidential information in confidence, to the extent that such information is material and is not otherwise public. Each Lender furthermore recognizes and acknowledges its obligations under applicable Federal securities laws as to the use of such information.

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8.11.        Governing Law: Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND. EACH BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR MARYLAND STATE COURT SITTING IN MONTGOMERY COUNTY, MARYLAND, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EAHC BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWERS AND LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY LENDERS’ ABILITY TO PURSUE THEIR REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN OR ANY OTHER DOCUMENT RELATED HERETO OR THERETO.

[Signature page follows]

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IN WITNESS WHEREOF, Borrower and Lenders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

AXION INTERNATIONAL HOLDINGS, INC.

By: /s/ Steve Silverman

Name: Steve Silverman

Title: Chief Executive Officer

AXI:

AXION INTERNATIONAL, INC.

By: /s/ Steve Silverman

Name: Steve Silverman

Title: Chief Executive Officer

Axion Recycling:

Axion Recycled Plastics Incorporated

By: /s/ Steve Silverman

Name: Steve Silverman

Title: Chief Executive Officer

Signature page to Revolving Credit and Letter of Credit Support Agreement

Lenders:

MLTM Lending, LLC

By:	TM Investments, LP,
its administrative member

By:	CF Holdings, Inc.,
its general partner

By:	/s/ Melvin Lenkin
Name:	Melvin Lenkin
Title:	President

/s/ Samuel G. Rose
Samuel G. Rose

Schedule 1

Revolving Commitment Amount AND SHARES OF COMMON STOCK

Lender	Amount of Revolving Commitment	Number of Shares of Common Stock issued pursuant to Section 3.7.1 with respect to each calendar year
MLTM Lending, LLC	$1,250,000 (including $500,000 LC Sublimit)	100,000
Samuel G. Rose	$1,250,000	100,000
TOTAL	$2,500,000	200,000

EXHIBIT A

Form of REVOLVING CREDIT NOTE

See attached.